                         REGENT ASSISTED LIVING, INC.

                            STOCKHOLDERS AGREEMENT


          THIS AGREEMENT is made as of December 16, 1996, between Regent Assisted Living, Inc., an Oregon corporation (the "Company"), Prudential Private Equity Investors, III, L.P., a Delaware limited partnership (the "Investor"), and Walter C. Bowen (the "Original Stockholder"). The Investor and the Original Stockholder are collectively referred to as the "Stockholders" and individually as a "Stockholder." Capitalized terms used herein are defined in paragraph 8 hereof.

          The Investor shall purchase shares of the Company's preferred stock and a warrant to purchase common stock pursuant to a purchase agreement between the Investor and the Company dated as of the date hereof (the "Purchase Agreement").

          The Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's Board of Directors (the "Board"), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Original Stockholder's Stockholder Shares may be transferred. The execution and delivery of this Agreement is a condition to the Investor's purchase of the Company's stock and the contingent warrant pursuant to the Purchase Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

          1. Board of Directors.


          (a) From and after the Closing (as defined in the Purchase Agreement) and until the provisions of this paragraph 1 cease to be effective, each holder of Stockholder Shares shall vote all of his Stockholder Shares which are voting shares and any other voting securities of the Company over which such holder has voting control and shall take all other reasonably necessary or desirable actions within his control (whether in his capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

               (i) the authorized number of directors on the Board shall be established at eight directors;

              (ii)  the following individuals shall be elected to the Board:

                    (A) two representatives designated by the Investor (the "Investor Directors"), provided that the Investor Directors shall initially be employees of the general partner of the Investor or employees of the investment advisor of the Investor or its general partner, and provided further that the Investor may subsequently designate an industry executive as an Investor Director provided that such industry executive is reasonably acceptable to a majority of the other Directors;

                    (B) two members of the Company's management designated by the Original Stockholder (the "Management Directors"), provided that until the second annual meeting of the Company's stockholders, Walter
          C. Bowen and Steven L. Gish shall serve as the Management Directors;
          and

                    (C) four representatives designated by the Stockholders (determined on the basis of a vote of a majority of the Stockholder Shares held by the Stockholders), provided that such representatives are not members of the Company's management or employees or officers of the Company or its subsidiaries (the "Outside Directors");

             (iii) there shall be an executive committee, a compensation committee and an audit committee of the Board, each with at least one Investor Director as a member thereof;

              (iv) there shall be a conflicts committee of the Board (the "Conflicts Committee") to consider and resolve all conflicts of interest matters presented to the Board, and the Conflicts Committee shall be composed of two Outside Directors and the two Investor Directors;

               (v) any other committees of the Board shall be created only upon the approval of a majority of the members of the Board and each such committee (if any) shall have at least one Investor Director as a member;

              (vi) the removal from the Board (with or without cause) of any representative designated hereunder by the Investor or by the Original Stockholder shall be at the Investor's or the Original Stockholder's written request, respectively, but only upon such written request and under no other circumstances, provided that if any director elected pursuant to subparagraph (ii)(B) above ceases to be an employee of the Company and its Subsidiaries, he shall be removed as a director promptly after his employment ceases; and

             (vii) in the event that any representative designated hereunder by the Investor or by the Original Stockholder ceases to serve as a member of the Board during his term of office, the resulting vacancy on the Board shall be filled by a representative designated by the Investor or the Original Stockholder, respectively, as provided hereunder.

          (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board, and any committee thereof. So long as any Investor Director serves on the Board and for three years thereafter, the Company shall make a good faith effort to secure and maintain directors and officers liability insurance coverage: (A) as of the Closing, in the amount of $2,000,000, (B) as of January 1, 1997, in the amount of $3,000,000 and (C) thereafter, in such amounts as are customary for publicly traded corporations of similar size engaged in similar lines of business as reasonably determined by the Board; and the Company's certificate of incorporation and bylaws shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law. In addition, the Company shall enter into indemnity agreements with the Investor Directors in form and substance similar to the indemnity agreements the Company currently has with the Management Directors.

          (c) The rights of the Investor under this paragraph 1 shall terminate at such time as the Investor and its Affiliates hold in the aggregate less than 25% of the Stockholder Shares held by the Investor on the date hereof; provided that the Investor may assign its right to designate directors hereunder to any Person or group of affiliated Persons who acquire more than 50% of the Stockholder Shares held by the Investor as of the date hereof.

          (d) The rights of the Original Stockholder under this paragraph 1 shall terminate at such time as the Original Stockholder and his Permitted Transferees hold in the aggregate less than 25% of the Stockholder Shares held by such Persons on the date hereof.

          (e) The provisions of this paragraph 1 shall terminate automatically and be of no further force and effect upon the tenth anniversary of the date hereof unless extended by the parties hereto.

          (f) If any party fails to designate a representative to fill a directorship pursuant to the terms of this paragraph 1, the election of an individual to such directorship shall be accomplished in accordance with the Company's bylaws and applicable law.

          2. Contract Proceedings. The Company, the Original Stockholder and the Investor hereby agree that:

          (a) The Company shall have a right of first refusal on all sites to be purchased, leased or otherwise secured for real estate development by any Affiliate of the Original Stockholder (including, without limitation, Bowen Development Company ("BDC")) except for the sites identified on the attached Exhibit A and the Conflicts Committee shall determine whether or not the Company shall exercise such right;

          (b) BDC or any other Affiliate of the Original Stockholder may continue as contractor for the current Company projects in Boise, San Antonio, Folsom, Roseville and Clovis, provided that the terms of such projects shall be equal to hard costs, including general conditions (which consist of on-site costs), plus 5% or less (for overhead and profit) as determined by the Conflicts Committee;

          (c) All of the other projects on which construction shall begin prior to June 30, 1997, may be awarded to BDC upon BDC providing proof to the Conflicts Committee that such contract is on terms no less favorable than the Company would otherwise be able to obtain from a completely independent general contractor, including a discounted contractors fee for awarding multiple projects to one contractor, if applicable. In such cases, competitive bidding shall not be required provided the Conflicts Committee determines that the Company's construction schedule dictates that the time required to obtain such bids would unduly delay construction and place the Company behind its current projected schedule of openings; and

          (d) All contracts pursuant to which construction will begin subsequent to June 30, 1997, or any contract for the construction of a facility beyond the initial twelve projects as set forth on the attached Exhibit B, shall require competitive bidding on comparable terms and the approval of the Conflicts Committee for a contract to be awarded to BDC.

          3. Certain Voting Covenants. From and after the Closing (as defined in the Purchase Agreement), the Original Stockholder and his Permitted Transferees shall not vote any of his or their Stockholder Shares which are voting shares and any other voting securities of the Company over which such holder has voting control, in favor of the Company taking the following actions unless such Original Stockholder or his Permitted Transferees first obtains the prior written consent of the holders of at least 66% of the outstanding Preferred Stock:

          (a) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a wholly-owned Subsidiary);

          (b) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

          (c) except as expressly contemplated by the Purchase Agreement, make any amendment to the Articles of Incorporation, the Articles of Amendment or the Company's bylaws, or file any resolution of the Board with the Oregon Secretary of State containing any provisions, which would increase the number of authorized shares of the Preferred Stock or adversely affect or otherwise impair the rights or the relative preferences and priorities of the holders of the Preferred Stock or the Underlying Common Stock under the Purchase Agreement, the Restated Articles of Incorporation, as amended, the Company's bylaws or the Registration Agreement;

          (d) amend or modify any stock option plan or employee stock ownership plan as in existence as of the Closing, other than to increase to 600,000 the number of options for shares of the Company's common stock that may be issued under the Company's 1995 Stock Incentive Plan, adopt any new stock option plan or employee stock ownership plan or issue any shares of Common Stock to its or its Subsidiaries' employees other than pursuant to the Company's existing stock option and employee stock ownership plans; or

          (e) any other corporate action of the type described in Section 3D of the Purchase Agreement which requires the approval of the stockholders of the Company under the laws of the State of Oregon (including, without limitation, any provisions requiring a separate class or series vote), the Restated Articles of Incorporation, as amended, the Company's bylaws or any other statute, rule or regulation to which the Company is subject.

          4. Representations and Warranties. Each Stockholder represents and warrants that (i) such Stockholder is the record owner of the number of Stockholder Shares set forth opposite its name on the Stockholder Schedule attached hereto, (ii) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (iii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

          5. Restrictions on Transfer of Stockholder Shares.

          (a) Transfer of Stockholder Shares. The Original Stockholder shall not sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in his Stockholder Shares (a "Transfer"), except pursuant to the provisions of this paragraph 4 or pursuant to a Public Sale and except for Transfers of up to 1,233,000 of his Stockholder Shares (as appropriately adjusted for any combination or subdivision of shares, stock dividend, stock split or other recapitalization) (an "Exempt Sale"). The Original Stockholder shall not consummate any Transfer (other than a Public Sale or an Exempt Sale) until 30 days after the later of the delivery to the Company and the Investor of the Original Stockholder's Sale Notice, unless the parties to the Transfer have been finally determined pursuant to this paragraph 4 prior to the expiration of such 30-day period (the "Election Period").

          (b) Participation Rights. At least 30 days prior to any Transfer of Stockholder Shares by the Original Stockholder (other than a Public Sale or an Exempt Sale), the Original Stockholder shall deliver a written notice (the "Sale Notice") to the Company and the Investor, specifying in reasonable detail the identity of the prospective transferee(s), the number of shares to be transferred and the terms and conditions of the Transfer. The Investor may elect to participate in the contemplated Transfer at the same price per share (whether voting or non-voting stock) and on the same terms by delivering written notice to the Original Stockholder within 30 days after delivery of the Sale Notice. If the Investor has elected to participate in such Transfer, the Original Stockholder and the Investor shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Stockholder Shares equal to the product of (i) the quotient determined by dividing the percentage of Stockholder Shares owned by such Person by the aggregate percentage of Stockholder Shares owned by the Original Stockholder and the

Investor and (ii) the number of Stockholder Shares to be sold in the contemplated Transfer.

     For example, if the Sale Notice contemplated a sale of 100 Stockholder Shares by the Original Stockholder, and if the Original Stockholder at such time owns 30% of all Stockholder Shares and if the Investor elects to participate and owns 20% of all Stockholder Shares, the Original Stockholder would be entitled to sell 60 shares (30% / 50% x 100 shares) and the Investor would be entitled to sell 40 shares (20% / 50% x 100 shares).

The Original Stockholder shall use best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Investor in any contemplated Transfer and to the inclusion of the Warrant and the Preferred Stock in the contemplated Transfer, and the Original Stockholder shall not transfer any of its Stockholder Shares to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Investor or the inclusion of the Warrant and/or the Preferred Stock. If any portion of the Warrant is included in any Transfer of Stockholder Shares under this subparagraph 4(b), the purchase price for the Warrant shall be equal to the full purchase price determined hereunder for the Stockholder Shares covered by the portion of the Warrant to be transferred.

          (c) Permitted Transfers. The restrictions set forth in this paragraph 4 shall not apply with respect to any Transfer of Stockholder Shares by the Original Stockholder pursuant to (i) the stock option agreements dated as of September 1, 1995 among the Company, the Original Stockholder and each of Messrs. Ekberg, Gish, Jacobsen, Parfitt and Roderick as originally executed, or
(ii) applicable laws of descent and distribution or among the Original Stockholder's Family Group (referred to herein as "Permitted Transferees"); provided that, with respect to a Transfer permitted pursuant to clause (ii), the restrictions contained in this paragraph 4 shall continue to be applicable to the Stockholder Shares after any such Transfer and provided further that the transferees of such Stockholder Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the Stockholder Shares so transferred. For purposes of this Agreement, "Family Group" means the Original Stockholder's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of the Original Stockholders and/or the Original Stockholder's spouse and/or descendants.

          (d) Termination of Restrictions. The restrictions set forth in this paragraph 4 shall continue with respect to the applicable Stockholder Share held by the Original Stockholder until the date on which such Stockholder Share has been transferred pursuant to this paragraph 4.

          6. Holdback Agreement. The Original Stockholder shall not effect any public sale or distribution of any Stockholder Shares or of any other capital stock or equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such stock or securities, during the seven days prior to and the 90-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (as such terms are defined in the Registration Agreement dated as of the date hereof between the Investor and the Company) unless the underwriters managing the registration otherwise agree. The restrictions on the transfer of Stockholder Shares set forth in this paragraph 5 shall continue with respect to each Stockholder Share until such share is no longer held by the Original Stockholder or his Permitted Transferees.

          7. Legend. Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "The securities represented by this certificate are subject to a Stockholders Agreement dated as of December 16, 1996, among the issuer of such securities (the "Company") and certain of the Company's stockholders, as amended and modified from time to time. A copy of such Stockholders Agreement shall be furnished without charge by the Company to the holder hereof upon written request."

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding as of the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares in accordance with paragraph 8 hereof.
          8. Transfer. Prior to transferring any Stockholder Shares to any Person other than a Public Sale, the holders of Stockholder Shares shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company and the other holders of Stockholder Shares a counterpart of this Agreement.

          9.   Definitions.

          "Board" has the meaning set forth in the preamble.

          "Common Stock" means the Company's Common Stock, no par value.

          "Company" has the meaning set forth in the preamble.

          "Investors" has the meaning set forth in the preamble.

          "Investor Directors" has the meaning set forth in paragraph 1(a).

          "Management Directors" has the meaning set forth in paragraph 1(a).

          "Original Stockholder" has the meaning set forth in the preamble.

          "Outside Directors" has the meaning set forth in paragraph 1(a).

          "Permitted Transferee" has the meaning set forth in paragraph 4(c) hereof.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Preferred Stock" means the Company's Series A Preferred Stock, no par value, and Series B Preferred Stock, no par value.

          "Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

          "Purchase Agreement" has the meaning set forth in the preamble.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Stockholder Shares" means (i) any Common Stock purchased or otherwise acquired by any Stockholder, (ii) any Common Stock issued or issuable directly or indirectly upon conversion of the Preferred Stock or exercise of the Warrant and (iii) any Common Stock issued or issuable with respect to the securities referred to in clauses (i) and (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds Preferred Stock or the Warrant shall be deemed to be the holder of the Stockholder Shares issuable directly or indirectly upon conversion of the Preferred Stock or exercise of the Warrant in connection with the transfer thereof or otherwise and regardless of any restriction or limitation on the conversion or exercise thereof. As to any particular Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force).

          "Stockholders" has the meaning set forth in the preamble.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

          "Transfer" has the meaning set forth in paragraph 4(a).

          "Warrant" means the stock purchase warrant issued to the Investor under the Purchase Agreement exercisable into shares of Common Stock.

          10. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

          11. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company or the holders of a majority of the Stockholder Shares, the holders of a majority of the Stockholder Shares held by the Original Investor and his Permitted Transferees and the Investor. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          13. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          14. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares.

          15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          16. Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder shall be entitled to specific performance and/or injunctive relief from any court of law or equity of competent jurisdiction (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

          17. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company's address is:

          Before December 27, 1996:

               Regent Assisted Living, Inc.
               2260 U.S. Bancorp Tower
               111 S.W. Fifth Avenue
               Portland, Oregon  97204
               Attn:  Chief Financial Officer

          After December 27, 1996:

               Regent Assisted Living, Inc.
               121 S.W. Morrison, Suite 1000
               Portland, OR  97204
               Attn: Chief Financial Officer

          At any time with a copy to:

               Stoel Rives LLP
               Attn:  Mr. Todd A. Bauman
               900 S.W. Fifth Avenue, Suite 2300
               Portland, OR  97204-1268

          18. GOVERNING LAW. THE CORPORATE LAW OF THE STATE OF OREGON SHALL GOVERN ALL ISSUES AND QUESTIONS CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL OTHER

ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          19. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

          20. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.



                           *     *     *     *     *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                    REGENT ASSISTED LIVING, INC.


                                    By  /s/Walter C. Bowen
                                        ----------------------------
                                    Its President
                                        ----------------------------


                                    PRUDENTIAL PRIVATE EQUITY
                                    INVESTORS III, L.P.

                                    By Prudential Equity Investors, Inc.
                                    Its General Partner


                                    By Cornerstone Equity Investors, L.L.C.
                                    Its Investment Advisor



                                    By  ----------------------------
                                    Its
                                        ----------------------------


                                        /s/Walter C. Bowen
                                        ----------------------------
                                        WALTER C. BOWEN

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                    REGENT ASSISTED LIVING, INC.


                                    By
                                       -----------------------------
                                    Its
                                        -----------------------------


                                    PRUDENTIAL PRIVATE EQUITY
                                    INVESTORS III, L.P.

                                    By Prudential Equity Investors, Inc.
                                    Its General Partner


                                    By Cornerstone Equity Investors, L.L.C.
                                    Its Investment Advisor



                                    By /s/
                                       -----------------------------
                                    Its Senior Managing Director
                                        ----------------------------




                                    ---------------------------------
                                    WALTER C. BOWEN

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                    REGENT ASSISTED LIVING, INC.


                                    By
                                       ------------------------------
                                    Its
                                         ----------------------------


                                    PRUDENTIAL PRIVATE EQUITY
                                    INVESTORS III, L.P.

                                    By Prudential Equity Investors, Inc.
                                    Its General Partner


                                    By Cornerstone Equity Investors, L.L.C.
                                    Its Investment Advisor



                                    By /s/
                                       ------------------------------
                                    Its Senior Managing Director
                                        ------------------------------




                                    --------------------------------
                                    WALTER C. BOWEN


                            SCHEDULE OF STOCKHOLDERS
                            ------------------------


Name and Address                    Number of Stockholder Shares
----------------                    ----------------------------
Prudential Private Equity                     1,866,667/1/
  Investors III, L.P.
717 Fifth Avenue
New York, New York  10022
Attn:  Dana O'Brien

Walter C. Bowen                               3,233,000
c/o Regent Assisted Living, Inc.
121 S.W. Morrison, Suite 1000
Portland, OR  97204
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/1/  Subject to increases as provided for in the Restated Articles of
     Incorporation, as amended.

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                                   EXHIBIT A
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                           To Stockholders Agreement

Any property to be purchased pursuant to an agreement, right, option, or other instrument in effect as of the date hereof, including, without limitation, those rights described as follows:

     1. Rights to purchase excess land owned by the Company adjacent to its Eugene site, as identified in the Affiliated Transactions Schedule.

     2. Earnest Money Agreement for the purchase of a single family home in Aloha, Oregon which will provide access to a land-locked parcel owned by Bowen Financial Services Corp. The property is adjacent to a low income multi-family housing project and in a lower class neighborhood.

     3. Right to acquire approximately 20 acres of primarily forested land adjacent to the land upon which Mr. Bowen is currently constructing his family's primary residence. The parcel is zoned for development of one single family residence.

     4. Right to acquire all or a portion of the approximately 40 acres owned by Hoyt Street Partners, an Oregon limited liability company. Mr. Bowen has a 5 percent ownership interest. Members in the LLC have the right to purchase the LLC's property but must comply with an elaborate process by which the proposed development is identified to members and members have the right to participate in such development. The 40 acres is in an urban renewal area north of downtown Portland.

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                                   EXHIBIT B
                                   ---------

                           To Stockholders Agreement

The following twelve projects:

     1.   Boise, Idaho;
     2.   San Antonio, Texas;
     3.   Folsom, California;
     4.   Roseville, California;
     5.   Clovis, California
     6.   Bakersfield, California;
     7.   Vacaville, California;
     8.   Rio Rancho, New Mexico;
     9.   Tucson, Arizona;
     10.  Henderson, Nevada;
     11.  Eugene, Oregon; and
     12.  Austin, Texas